Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-188008 and 333-109744) on Form S-8 of Callon Petroleum Company of our report dated June 20, 2018, except for the second paragraph in Note 2, as to which the date is June 27, 2019, relating to our audit of the financial statements and supplemental schedule of the Callon Petroleum Company Employee Savings and Protection Plan, which appears in this Annual Report on Form 11-K of Callon Petroleum Company Employee Savings and Protection Plan for the year ended December 31, 2017.

/s/HORNE LLP

Ridgeland, Mississippi
June 27, 2019